WASHINGTON, D.C. 20549
                   -------------------------------------------
                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-24862

                               IBS Financial Corp.
             (Exact Name of Registrant as specified in its charter)

                              The Operations Center
                               1909 East Route 70
                          Cherry Hill, New Jersey 08003
                                 (609) 424-1000
 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



                Rule 12g-4(a)(1)(i)                   [x]               Rule 12h-3(b)(1)(i)                    [x]
                Rule 12g-4(a)(1)(ii)                  [ ]               Rule 12h-3(b)(1)(ii)                   [ ]
                Rule 12g-4(a)(2)(i)                   [ ]               Rule 12h-3(b)(2)(i)                    [ ]
                Rule 12g-4(a)(2)(ii)                  [ ]               Rule 12h-3(b)(2)(ii)                   [ ]


         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of Securities Exchange Act of 1934, as amended, IBS Financial Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                              HUBCO, INC. Successor by Merger to
                                               IBS Financial Corp.

                                                D. LYNN VAN BORKULO-NUZZO
DATE:  December 22, 1998                     By:--------------------------------
                                                D. Lynn Van Borkulo-Nuzzo
                                                Executive Vice President and
                                                Corporate Secretary